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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2001 is presented below. Ratio of Earnings to Fixed Charges means the ratio of pretax income from continuing operations (with certain adjustments described below) to the total of: (i) interest and
(ii) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case.


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                                                                             YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------------------------------
                                                      1997             1998             1999             2000             2001
                                                      ----             ----             ----             ----             ----

EARNINGS BEFORE FIXED CHARGES:
      Net Loss                                     ($1,840,210)     ($3,310,870)     $10,299,494      ($6,737,892)      ($7,944,881)
      Add:   Interest Expense                        9,646,679       11,383,449       11,158,350       11,309,334        12,369,276
             Interest factor in rental
                  expense                              243,890          252,106          254,377          267,937           303,757
                                                -----------------------------------------------------------------------------------

EARNINGS BEFORE FIXED CHARGES                       $8,050,359       $8,324,685      $21,712,221       $4,839,379        $4,728,152
                                                ===================================================================================

FIXED CHARGES:
      Interest Expense                              $9,646,679      $11,383,449      $11,158,350      $11,309,334       $12,369,276
      Interest factor in rental expense                243,890          252,106          254,377          267,937           303,757
                                                -----------------------------------------------------------------------------------

TOTAL FIXED CHARGES                                 $9,890,569      $11,635,555      $11,412,727      $11,577,271       $12,673,033
                                                ===================================================================================

RATIO OF EARNINGS TO FIXED CHARGES                          --               --              1.9x              --                --

DEFICIENCY IN EARNINGS AVAILABLE TO
      COVER FIXED CHARGES                            $1,840,210       $3,310,870              --        $6,737,892       $7,944,881
                                                ===================================================================================

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